Mr Alex Gourlay
26 September 2013

26 September 2013
PRIVATE & CONFIDENTIAL
Mr Alex Gourlay

(By e-mail)
Dear Alex
YOUR SECONDMENT TO WALGREEN CO.
This letter is to confirm the terms which will apply to you during your secondment to Walgreen Co. You will remain an employee of Alliance Boots Management Services Ltd ("the Company") and your secondment will begin with effect 1 October 2013. Your secondment will continue until 30 September 2015, subject to earlier termination (see paragraph 5 below).  Your secondment may continue beyond 30 September 2015 if both you and the Company agree to this but, in any event, the maximum duration of your secondment under these terms shall be two years. The Company will review the position with respect to the secondment duration within the last six months of the arrangement.
During this secondment you will be assigned on an accompanied status basis.
For the duration of your secondment, you will remain in the employment of the Company under the terms and conditions of your current employment contract with the Company (your "Employment Contract") and subject always to the terms set out below.  The policies developed for employees working in the UK will continue to apply to you during your secondment subject to any mandatory statutory minimum provisions which may apply to you and which are in force from time to time in the UK.
Your HR Director is currently Stephen Lehane and all consents and authorisations which you are required to obtain from the Company regarding policy should be sought from your HR Director. If you have any queries regarding support for your secondment, you should also contact Kate Low, the International Assignment Manager in the UK.
1            Job title & expectations
Your job title whilst on secondment will be Executive Vice President, President of Customer Experience and Daily Living, Walgreen Co. and you will report directly to Greg Wasson, President and Chief Executive Officer. In this role, you will have equal and equivalent position and rank as other officers of the same level within Walgreen Co.  In this role, you will be a Section 16 Executive Officer of Walgreen Co., as defined by Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  As such, this agreement is subject to the approval of the Compensation Committee of the Board of Directors of Walgreen Co. (the "Committee") and the Committee will review and approve your compensation, including salary, incentive compensation, equity compensation, perks, and certify attainment of goals for performance-based compensation. You agree to comply with all rules and regulations, including disclosure requirements, applicable to your role.
Notwithstanding anything to the contrary in this letter, during any period that you are seconded by the Company to another entity, you shall not have any authority to negotiate on behalf of the Company, or to modify or accept contracts on behalf of the Company or to otherwise bind the Company to any contract with any third party or to conduct any business in the name of or on behalf of the Company.  Further, any contract presented to you that is intended to bind the Company must be entered into by a duly authorized officer of the Company located in the principal business offices of the Company in the UK.

Your Employment Contract currently requires you to keep the Company's and its affiliates' confidential information and trade and business secrets confidential. You are also required to keep confidential any confidential information and trade and business secrets related to Walgreen Co. and its affiliates to which you have access during the secondment.
Whilst on secondment, you must give Walgreen Co full written details of all inventions and of all works embodying any intellectual property made wholly or partially by you at any time during the term of the secondment. All intellectual property rights subsisting (or which may in the future subsist) in all such inventions and works made wholly or partially by you at any time during the secondment shall automatically, on creation, vest in Walgreen Co absolutely and to the extent that they do not vest automatically, you will hold them on trust for Walgreen Co. By accepting the terms of this letter, you agree to promptly execute all documents and do all acts as may, in the opinion of Walgreen Co, be necessary to give effect to these obligations.
Upon termination of the secondment (if requested by Walgreen Co), you must:
(a)	deliver to Walgreen Co all documents (including, but not limited to, correspondence, lists of clients or customers, plans, drawings, accounts and other documents of whatsoever nature and all copies thereof, whether on paper, computer disc or otherwise) made, compiled or acquired by you during the secondment and relating to the business or affairs of Walgreen Co or its clients, customers or suppliers and any other property of Walgreen Co which is in your possession, custody, care or control;
(b)	irretrievably delete any information relating to the business of Walgreen Co stored on any magnetic or optical disc or memory and all matter derived from such sources which is in your possession, custody, care or control outside the premises of Walgreen Co; and
(c)	confirm in writing and produce such evidence as is reasonable to prove compliance with these obligations.
2.            Place of work
Your normal place of work will be at Walgreen Co, Deerfield.  However, you will be required to travel to or work at other locations across the globe for the proper performance of your duties. We reserve the right to re-evaluate the ideal location for you to be based, subject to business requirements. This would be discussed with you fully were a further relocation to be required.
3.            Hours of work
Your normal hours of work will be 40 hours per week.  You are required to work such additional hours as are necessary for the proper performance of your duties.
4.            Holiday
Your holiday entitlement will be 30 days in line with the current UK policy, and you will be required to take US public holidays instead of UK bank and public holidays. You will be required to obtain Walgreen Co's prior approval before taking any such holiday and, at the same time as receiving such approval, notify the Company of the agreed holiday dates and duration.
5.            Duration of, and terms applicable on termination of, your secondment and/or employment
(a)	The start and continuation of your secondment will be subject to you obtaining appropriate documentary evidence of your entitlement to live and work in the USA and to you remaining entitled to live and work in the USA. You may be required to register locally with the appropriate and/or relevant authorities in the USA.
(b)	During your secondment the provisions of your Employment Contract relating to termination of your employment with the Company will continue to apply. Your secondment and the terms under this secondment letter will end automatically on termination of your employment.
(c)	Your secondment may be terminated by the Company giving you not less than three months notice (or in accordance with paragraphs 5(a) or (b) above or paragraph 13(c) below).
(d)	At the end of your secondment these secondment terms will cease to apply and, provided your employment with the Company is not terminated, you may be offered (and if offered shall be expected to accept) an alternative role within the group at the same or a more senior grade and at a salary which would not be less than your current basic salary. If such an alternative role is offered to you, you would not be in a redundancy situation nor would you be entitled to receive any redundancy pay from the Company (or any other Alliance Boots Group Company) whether or not you decided to accept the alternative role offered to you.
(For the purposes of this secondment letter "Alliance Boots Group Company" means the Company, its associated companies and any "holding" or "subsidiary" company of the Company as those terms are defined in the Companies Act 2006, whether in the UK or abroad.)
(e)	If no such alternative employment is offered to you on termination of your secondment (whether in the UK or abroad), you may be in a redundancy situation and therefore subject to the relevant provisions applicable to redundancy in the UK.
6.            Remuneration
(a)	Your annual basic salary will be £572,000 (Five Hundred Seventy Two Thousand Pounds); this is your secondment salary and is effective from 1 October 2013.
(b)	Your Cost of Living Allowance ("COLA") is £12,415 per year (Twelve Thousand, Four Hundred and Fifteen Pounds) Your COLA will not be Tax Equalised and it will be determined by the Company from time to time at its absolute discretion and may increase or decrease. The COLA will be reviewed in June 2014 to take account of new COLA data which is not available until mid–June 2014.
(c)	Your secondment salary will be Tax Equalised (see paragraph 9 (a) below).
(d)	Your secondment salary will be paid to you in equal instalments (subject to appropriate deductions if applicable) monthly in arrears on or about the 28th day of the month by credit transfer to your nominated UK bank account.
(e)	Your UK basic salary (and consequently your secondment salary) will be reviewed by the Company from time to time in consultation with Walgreen Co. Currently, these are reviewed annually in June though you can expect your next review in April 2014.
(f)	During your secondment you will be eligible to participate in the Walgreen corporate bonus program. Based on your position this is targeted at 100% of salary and will be determined according to the Walgreen fiscal year from September 1 through August 31, and is subject to the Walgreen Co. Board of Directors' approval of each year's bonus. You will be eligible for a pro-rated bonus (April to September 2013 inclusive) under the Alliance Boots bonus scheme for the current Alliance Boots fiscal year only, payable in June of 2014. You will also be eligible for a full-year bonus under the Walgreen plan for fiscal 2014, beginning September 1, 2013 and ending on August 31, 2014 (payable in November 2014). Any bonus payment made to you will be Tax Equalised.
(g)	During your secondment your Long-term Incentives will continue to be earned under the Alliance Boots programs for which you are currently eligible. You will not be eligible for any long-term incentive awards under the Walgreen Co. 2013 Omnibus Incentive Plan.
7.	Pension
Your pension provision will continue as currently, with a supplement payment of 40% of base salary.
8.	UK Car Allowance
You will continue to be eligible to receive your UK Car Allowance whilst on secondment.
9.            Tax and social security
(a)	The Company will "Tax Equalise" your secondment salary and other remuneration and benefits identified as "Tax Equalised" in this secondment letter (the "Tax Equalised Amounts") and pursuant to the Company's assignment policy. This means that, at the end of each UK tax year in which you have been on secondment, the Company will review your overall tax position relating to employment related income to ensure you are no worse off from a tax perspective as a result of your secondment.
If actual taxes in the UK are no longer due, the Company will calculate the UK tax and Social Security Contributions, which would be due in respect of the Tax Equalised Amounts if you were working in the UK (your "UK Hypothetical Tax").   Please note that Tax Equalisation will not take account of the impact of your secondment on your personal investments.
(b)	It is your responsibility to comply with UK, US and other tax and social insurance laws (including federal, state, local, provincial, cantonal, municipal, etc.) and to ensure that your tax returns are properly submitted within the relevant deadlines. It is your responsibility to promptly recover any overpayment of tax or social security contributions made to any relevant authority for the benefit of the Company and to pay over any such sums recovered to the Company promptly.
(c)	If any overpayment is made to you by the Company as a result of Tax Equalisation, the Company reserves the right to recover all or part of any sum(s) overpaid from you by making deductions in accordance with paragraph 10, and without prejudice to the Company's other rights and remedies for the recovery of such sums.
(d)	You are eligible to receive tax advice annually at the Company's expense; from tax advisers nominated by the Company from time to time (and subject to such financial and/or other conditions as the Company may from time to time impose) in respect of both UK and US tax returns relating to your period of secondment. Such advice will be provided in relation to remuneration from your employment only. The Company will not pay for additional tax planning advice, for example in relation to personal investments. The company will however consider, with the current provider, the additional services which you may require due to your absence from the UK and then make the appropriate consideration of the support required.
Any penalties or interest charges incurred because you fail to provide information or documentation requested by the nominated tax adviser promptly will be your responsibility.  The Company will not reimburse you in respect of any such costs.
10.            Deductions
By signing this secondment letter you authorise the Company to deduct from your remuneration or any other sums owed to you by the Company (whether during or after termination of your employment) all (or part of) any sum(s) due from you to the Company, and without prejudice to Company's other rights and remedies for the recovery of such sums.
11.            Business expenses
You will be reimbursed in respect of expenses incurred wholly and necessarily in the proper performance of your duties in accordance with the Company's policy from time to time.  Your expenses will be reimbursed in the US on behalf of the Company by direct credit transfer into your nominated bank account monthly in arrears, provided that you have supplied evidence satisfactory to the Company that the expenditure has been properly incurred in good time.
12.            Existing Insurance Coverage
You will continue to be covered by the Company's existing insurance arrangements, in place prior to your secondment to the US.
13.            Medical treatment and medical examination
(a)	You will be eligible to participate in the Company's International Private Medical Scheme. The Company reserves the right to amend and/or replace this scheme and/or the cover provided from time to time. Further details of the current scheme will be available from your Secondment Manager.
(b)	The Company may from time to time (whether before or during your secondment) require you to submit to a medical examination by a medical practitioner nominated by the Company at its sole discretion, and at the Company's expense. You consent to the disclosure of the results of any such examination to the Company, in as far as they relate to your fitness to perform your duties and/or eligibility to receive benefits, and subject always to applicable laws.
(c)	The Company reserves the right to withdraw any offer of secondment or terminate any secondment and require you to return to the UK without notice (or on short notice) if, in the Company's opinion, you are not fit to perform your duties or unlikely to return to work within a reasonable time period or if in the Company's opinion you should undergo medical treatment provided by the medical authorities in the UK.
14.            Visas and permits
The Company will, at its expense, where appropriate apply for (and where appropriate assist you to obtain) any necessary work, residential and other permits or visas required for your secondment (and the Company will reimburse you for any reasonable costs incurred in obtaining such permits or visas). The Company will also assist with the application and associated costs for residential and other permits or visas required for your dependants. You are required to assist the Company in this regard.
15.            Temporary Accommodation
The Company will meet the reasonable costs of your temporary accommodation whilst in the US up to a maximum of 90 days.

16.            US Property Taxes

In recognition of the differences between UK and US property taxes, the Company will pay you an additional allowance to represent the difference between your pre-secondment UK property taxes on your principal residence and your US property taxes on your principal residence.

17.              Relocation and repatriation expenses and home visits
The detail contained in this secondment letter supports the separate relocation document which you will have received from the relocation team in the UK.
Subject to Company policy in force from time to time (including applicable financial limits), the Company will also reimburse you the costs of the following:
(a)	One business class one way air fare, for yourself and your dependents, between the UK and the US at the start of your secondment and, at the end of your secondment (provided that your employment does not terminate on grounds of your own conduct or resignation), between the US and the UK or the location of any alternative role within an Alliance Boots Group Company; and
(b)	Six business class return trips per year between the UK and the US for use by you or your dependants.
(c)	If required, transporting a reasonable amount of your personal belongings at the start and end of your secondment between the UK and the US. The costs of the airfreight of 200 lbs per adult and a 40-foot sea freight container per relocation (approx 14,000 lbs), will be paid for by the Company. The relocation company will determine the best use of your total allowance when they review the items to be moved.
(d)	If you let your property in the UK you may have items which you do not wish to leave in your property while overseas. The Company will pay for storage and insurance costs up to 2,050 lbs to include items for you per year. This may be increased if you rent furnished accommodation in the US.
18.            Grievances

If you have any grievance relating to your secondment or your employment you should raise it with the Company's Human Resources Director.  You should make it clear that you wish to raise a formal grievance. You may be asked to put your grievance in writing.  If the grievance is not resolved to your satisfaction you may raise the matter with me in writing and my decision will be final.
19.            Business Conduct
You are expected to comply with laws applicable to governmental payments. Except as permitted under the Alliance Boots Code of Conduct and Business Ethics and the Walgreen Co. Code of Business Conduct, you shall not, directly or indirectly, pay, give or offer anything of value to any foreign government officer, employee or representative, or to any foreign political party or candidate for or incumbent in any foreign political office, for any personal or business reasons, including in order to assist in obtaining, retaining or directing business. Further, it is understood that you will not engage in any employment or business enterprises that would in any way conflict with your service with, and the interest of, the Company or Walgreen Co.
20.            Miscellaneous
(a)	You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company and its affiliates and Walgreen Co. and its affiliates for the exclusive purpose of managing and administering your international assignment.
You understand that the Company and Walgreen Co. hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, drivers license information, nationality, C.V. (or resume), wage history, employment references, social insurance number or other identification number, salary, job title, employment or severance contract, current wage and benefit information, personal bank account number, and tax related information for purposes of managing and administering your international assignment ("Data").
You understand that Data may be transferred to any third parties assisting in the management and administration of your international assignment, that these recipients may be located in your country or elsewhere, and that the recipient's country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting me.
You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of managing and administering your international assignment. You understand that Data will be held only as long as is necessary to manage and administer your international assignment.
You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your HR Director.
(b)	This secondment letter and your Contract of Employment together record the whole Agreement between you and the Company in respect of your Secondment and supersede any prior agreements in this regard.
(c)	This secondment letter shall be governed and construed in all respects by English law and you and the Company irrevocably submit to the non-exclusive jurisdiction of the Courts of England & Wales.

(d)	You hereby acknowledge that you have understood the Company's international assignment policy
(e)	A person, firm, company or corporation who or which is not a party to this agreement (including members of your family) shall have no right to enforce any term of this agreement.

Please would you sign, date and return to me the duplicate copy of this letter to confirm that you have read, understand and agree to its contents.  The additional copy is for you to keep.

Yours sincerely
/s/ Marco Pagni
Marco Pagni
Group Legal Counsel & Chief Administrative Officer
Signed on Behalf of Alliance Boots Management Services Ltd
I confirm that I have read, understand and agree to be bound by the contents of this secondment letter.
/s/ Alex Gourlay                                                                                                  27 / 9/ 2013
Alex Gourlay                                                                                                           Date signed

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